Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

                    robert.cestelli@standardregister.com

For Release on July 27, 2007 at 8 a.m. EDT

Standard Register Reports Second Quarter 2007 Financial Results

DAYTON, Ohio (July 27, 2007) – Standard Register (NYSE: SR) today reported its financial results for the second quarter and first half ended July 1, 2007.

Results of Operations

Revenue on Continuing Operations for the second quarter 2007 was $211.2 million, compared to $222.7 million reported for the comparable quarter of 2006.  Through the first half, Revenue on Continuing Operations was $438.6 million, down 2.8 percent in comparison to last year’s $451.2 million.

The Net Loss for the quarter was $4.6 million or $0.16 per share, versus a Net Loss of $8.5 million or $0.29 per share reported for prior year.  Through six months, the Net Loss was $5.5 million or $0.19 per share, compared to a Net Loss of $7.0 million or $0.24 per share in 2006.

Changing sales levels at three customer accounts figured prominently in the quarter and year-to-date results, reducing revenue by $12 million and $20 million in the respective periods.  Excluding the changes in these accounts, revenue was even with last year for the quarter and rose 1.7 percent for the first half.

The table below isolates the effects of restructuring, impairment, amortization of past pension losses, pension settlement, and discontinued operations on the quarter and year-to-date periods.

-more-

	Effect on 2Q Income			Effect on YTD Income
[$ Millions, rounded]	2007	2006	Chg	2007	2006	Chg
CONTINUING OPERATIONS
Operations before Restructuring, Impairment
Amortization of Past Pension Losses &
the Pension Settlement Charge	3.3	12.2	-8.9	12.7	26.4	-13.8

Reconciliation to Net Income / (Loss):
Restructuring Expense	-1.8	-0.8	-1.0	-4.2	-1.9	-2.3
Impairment Expense	0.3	0.2	0.2	0.8	-1.5	2.3
Amortization of Past Pension Losses	-7.1	-6.7	-0.3	-14.1	-12.7	-1.3
Pension Settlement Charge	-3.2		-3.2	-3.2		-3.2
Income / (Loss) on Continuing Operations	-8.4	4.9	-13.3	-8.0	10.3	-18.3

Interest & Other Income / (Expense)	-0.8	-0.4	-0.4	-1.5	-0.9	-0.6
Pretax Income / (Loss)	-9.2	4.4	-13.6	-9.5	9.4	-18.9

Income Taxes	-3.8	1.7	-5.6	-4.0	3.8	-7.8
Net Income / (Loss) on Continuing Operations	-5.4	2.7	-8.1	-5.5	5.6	-11.1

DISCONTINUED OPERATIONS	0.7	-11.2	11.9	0.1	-12.7	12.8

TOTAL NET INCOME / (LOSS)	-4.6	-8.5	3.9	-5.5	-7.0	1.6

Earnings Per Share Attribution
Restructuring & Impairment Expenses	-0.03	-0.01	-0.02	-0.07	-0.07	0.00
Pension Loss Amortization & Pension Settlement	-0.22	-0.14	-0.08	-0.36	-0.26	-0.10
All Other Operations	0.06	0.25	-0.19	0.24	0.53	-0.29
Total on Continuing Operations	-0.19	0.09	-0.28	-0.19	0.19	-0.39

Discontinued Operations	0.03	-0.39	0.42	0.00	-0.44	0.44
Total Earnings Per Share	-0.16	-0.29	-0.13	-0.19	-0.24	-0.05

Restructuring charges primarily relate to the consolidation of the Middlebury, VT plant’s capacity into other manufacturing locations, announced in the first quarter of the year and completed in June.  Impairment expense was adjusted in the quarter for equipment originally slated for disposal that was put back in service.

Pension loss amortization was higher for both the quarter and first half periods.  This amortization is primarily the result of asset losses from the weak stock market in 2001 and 2002 and lower interest rates.  A pension settlement charge was also recorded in the quarter as a result of large lump-sum payments under the Company’s non-qualified retirement plan.  The pension settlement expense accelerates the amortization of prior year’s pension losses in proportion to the lump-sum payments.

The results of InSystems and Digital Solutions operations and their sale are reported above as discontinued operations.  InSystems was sold June 5, 2006 and Digital Solutions was sold April 21, 2007.

-more-

Second quarter pretax Income on Continuing Operations, excluding restructuring, impairment, pension loss amortization, and the pension settlement charge was $3.3 million, versus $12.2 million in the prior year.  The $8.9 million decrease is primarily attributed to approximately $6.0 million in lower gross margin on the three significant customer accounts mentioned earlier, and about $3.0 million in reduced Document and Label Solutions (DLS) gross margins due to lower sales of traditional document products and temporarily higher quality, overtime, and training costs stemming from the Middlebury restructuring.

On a year-to-date basis, Income on Continuing Operations before restructuring, impairment, pension loss amortization, and pension settlement expenses was $12.7 million, compared to $26.4 million in 2006.   The $13.8 million decline in this measure is primarily a function of four items – an approximate $11.0 million reduction in gross margin from the three referenced accounts, a $10.0 million margin drop due to reduced sales of traditional printed products and the temporarily higher manufacturing costs, offset by approximately $4.0 million in higher margins from revenue gains in digital print, services, and Document Systems, plus $2.7 million in lower SG&A and depreciation expenses.

“Setting aside the three significant accounts, several trends are apparent in our first half results that serve to reinforce our strategy,” said Dennis Rediker, Standard Register’s president and chief executive officer.

“Our traditional DLS print business is under pressure brought about by advancing digital technology and an oversupplied industry.  Our annual rate of decline is approximately 5 percent which mirrors industry trends.  We believe we can gain market share in select vertical markets where we have expertise and focus, but we must continue to improve cost and productivity to remain competitive and produce sustaining cash flows.”

“Our label business is growing, but not at the general pace of the market.  Labels are an opportunity for us and we are investing for growth, as illustrated by our recent venture into Mexico.”

“Our newer digital print and service initiatives are gaining traction.   Through the first half, revenue from digital print was up 18 percent, services rose 11 percent, Document Systems increased 19 percent, and commercial print was 11 percent ahead of last year.”

On the balance sheet, net debt increased $3.2 million in the quarter, ending at $54.1 million.  Net debt, debt less cash and short-term investments, has increased $13.2 million since the outset of the year, primarily reflecting the timing of capital expenditures and other disbursements that were about $12.5 million heavier in the first six months of the year than the expected annual rate would suggest.

-more-

Restructuring

On July 20th, the Company announced that it had completed a restructuring action as part of an overall plan to reduce its annual operating costs by $40 million.   That action eliminated approximately 250 positions, primarily in management and overhead, representing $22 million in annual compensation and related costs.  This was in addition to the plant (Middlebury, VT) and warehousing restructuring action announced in the first quarter of the year and completed in June, which targets annual savings of approximately $5 million, and other cost saving initiatives targeted to reduce purchasing and other non-compensation costs by approximately $13 million annually.

Outlook

The first half of the year produced revenue of about $439 million and operating income before restructuring, impairment, pension loss amortization, and pension settlement of $12.7 million.  After deducting interest and other expense, this non-GAAP earnings figure is reduced to $11.1 million pretax, equivalent to $0.24 per share after tax.

“Looking ahead to the second half of the year, we expect revenue to be higher than in our first half,” said Rediker, adding, “our outlook now calls for total year 2007 revenue approximately equal to last year’s $894 million figure.   Further, we expect our second half cost of sales and SG&A expenses to be approximately $15 million below our first half costs as a result of the cost reduction plans announced earlier.  The remaining $25 million in cost savings should flow through in 2008.  The combination of higher revenue and lower costs should make our second half earnings significantly better than our first half and set us up for a solid 2008 result.”

Dividend

Standard Register’s board of directors declared on July 26, 2007 a quarterly dividend of $0.23 per share to be paid on September 7, 2007, to shareholders of record as of August 24, 2007.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges, amortization of past pension losses, and pension settlement charges.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.

-more-

The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

Conference Call

Standard Register president and chief executive officer Dennis Rediker and chief financial officer Craig Brown will host a conference call at 10 a.m. EDT on July 27, 2007, to review the second quarter results.  The call can be accessed via an audio webcast which is accessible at:  http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Relying on nearly 100 years of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, e-business solutions, consulting and print supply chain services to help clients manage documents across their enterprise.  More information is available at www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2007 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

###

THE STANDARD REGISTER COMPANY

Y-T-D		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(In Thousands, except Per Share Amounts)	26 Weeks Ended	26 Weeks Ended
1-Jul-07	2-Jul-06		1-Jul-07	2-Jul-06
$211,165	$222,665	TOTAL REVENUE	$438,596	$451,186

144,000	144,859	COST OF SALES	295,496	291,576

67,165	77,806	GROSS MARGIN	143,100	159,610

		COSTS AND EXPENSES
67,561	65,015	Selling, General and Administrative	134,479	131,263
6,590	7,318	Depreciation and Amortization	13,245	14,644
(342)	(155)	Asset Impairment	(751)	1,539
1,752	774	Restructuring	4,158	1,864

75,561	72,952	TOTAL COSTS AND EXPENSES	151,131	149,310

(8,396)	4,854	(LOSS) INCOME FROM CONTINUING OPERATIONS	(8,031)	10,300

		OTHER INCOME (EXPENSE)
(886)	(523)	Interest Expense	(1,683)	(1,037)
99	97	Other income	167	134
(787)	(426)	Total Other Expense	(1,516)	(903)

		(LOSS) INCOME FROM CONTINUING OPERATIONS
(9,183)	4,428	BEFORE INCOME TAXES	(9,547)	9,397

(3,824)	1,733	Income Tax (Benefit) Expense	(3,999)	3,823

(5,359)	2,695	NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(5,548)	5,574

		DISCONTINUED OPERATIONS
(81)	(2,039)	Loss from discontinued operations, net of taxes	(725)	(3,498)
816	(9,168)	Gain (loss) on sale of discontinued operations, net of taxes	821	(9,168)

		NET LOSS BEFORE CUMULATIVE EFFECT OF A
(4,624)	(8,512)	CHANGE IN ACCOUNTING PRINCIPLE	(5,452)	(7,092)

-	-	Cumulative effect of a change in accounting principle, net of taxes	-	78

($4,624)	($8,512)	NET LOSS	($5,452)	($7,014)

28,677	28,934	Average Number of Shares Outstanding - Basic	28,656	28,907
28,677	28,952	Average Number of Shares Outstanding - Diluted	28,656	28,970

		BASIC AND DILUTED EARNINGS (LOSS) INCOME PER SHARE
($0.19)	$0.10	(Loss) income from continuing operations	($0.19)	$0.19
-	(0.07)	Loss from discontinued operations	(0.03)	(0.11)
0.03	(0.32)	Gain (loss) on sale of discontinued operations	0.03	(0.32)
($0.16)	($0.29)	Net loss per share	($0.19)	($0.24)

$0.23	$0.23	Dividends Paid Per Share	$0.46	$0.46

		BALANCE SHEET
		(In Thousands)	1-Jul-07	31-Dec-06

		ASSETS
		Cash & Short Term Investments	$0	$488
		Accounts Receivable	120,715	135,839
		Inventories	47,129	49,242
		Other Current Assets	30,863	32,201
		Total Current Assets	198,707	217,770

		Plant and Equipment	119,574	119,339
		Goodwill and Intangible Assets	8,033	8,168
		Deferred Taxes	84,216	86,710
		Other Assets	18,274	20,092

		Total Assets	$428,804	$452,079

		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$68	$358
		Current Liabilities	84,439	100,956
		Deferred Compensation	12,618	17,190
		Long-Term Debt	54,000	41,021
		Retiree Healthcare	20,470	20,398
		Pension Liability	139,843	153,953
		Other Long-Term Liabilities	1,246	36
		Shareholders' Equity	116,120	118,167

		Total Liabilities and Shareholders' Equity	$428,804	$452,079